UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)     February 27, 2006

                             AURORA GOLD CORPORATION
             (Exact name of registrant as specified in its charter)


   Delaware                          0-24393              13-3945947
   (State or other jurisdiction      (Commission          (IRS Employer
   of incorporation)                 File Number)         Identification No.)


30 Ledgar Road, Balcatta, WA, Australia                   6021
(Address of principal executive offices)                  (Zip Code)

Registrant's Telephone Number, Including the area code:   (+61) 8 9240-2836


(Former name or former address, if changed from last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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AURORA GOLD CORPORATION
-----------------------

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Aurora Gold Corporation, a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Par , Brazil announces the appointment of Klaus Peter Eckhof as President and Chief Executive Officer of the Company effective February 27, 2006.

"As a result of Mr. Eckhof's efforts since being appointed a director of the Company in July 2005, the Company has acquired a number of significant mineral exploration properties in the Tapajos Gold Province, State of Par , Brazil and has been responsible for the current successful financing of the Company" states Mr. A. Cameron Richardson, the Company's former President and CEO, who will assume his new role as Chief Financial Officer and remain a director. "These property acquisitions and financings combined with Mr. Eckhof's proven track record of acquisition, exploration and development of mineral properties worldwide over his career will greatly facilitate our goal to acquire, explore, develop and put into production mineral properties."

Mr. Eckhof is a graduate geologist from the University of Munich, Germany and a member of the Australian Institute of Mining and Metallurgy. After immigrating to Australia in 1988, Mr. Eckhof worked for Mount Edon Gold Mines (Aust) Limited, a junior exploration company. As a Project Geologist and Business Development manager, he delineated approximately 3 million ounces of gold, including the Tarmoola gold mine. Mount Edon Gold Mines (Aust) NL brought the Tarmoola gold mine into production in May 1990, with a treatment plant capacity of 0.6Mtpa. In April 1997, Camelot Resources NL and Teck Corporation took over Mount Edon Gold Mines (Aust) NL.

In 1996, Mr. Eckhof founded Lafayette Mining Ltd., which acquired and advanced a project that is now moving into production in the Philippines. During this time Mr. Eckhof also founded Spinifex Gold Limited, which delineated 2.5 million ounces of gold in the Lake Victoria Region of Tanzania. Spinifex was subsequently taken over by Gallery Gold Ltd in October 2003.

During 2003, Mr. Eckhof became president of Equs Limited which during 2003 entered into two heads of agreement subject to the completion of due diligence to earn interests in mineral concessions in the north- east Democratic Republic of Congo over the area encompassing the famous Moto Project, and to the south and east the area of the Kasai Projects.

Equs changed its name to Moto Gold Mines Limited in 2004, and in the past 20 months, the company has increased it's resources from 400,000 ounces of gold to over 11 Million Ounces of gold. During this time the company's market capitalization, fully diluted, has increased from AU$ 4 Million to current levels of more than AU$ 500 Million.

In his role as President and Chief Executive Officer, Mr. Eckhof will be responsible for managing all aspects of the Company, especially the acquisition of mineral properties and the exploration, drill programs and budgets for the newly acquired gold exploration projects in the Tapajos Gold Province, State of Par , Brazil. Further, he will assume the lead role in raising funds and communicating with shareholders.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits:

99.1 Aurora Gold Corporation news release issued February 27, 2006 and disseminated through the facilities of recognized newswire services.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           AURORA GOLD CORPORATION


Date: February 27, 2006                    by: /s/ A. Cameron Richardson
      -----------------                        -------------------------
                                                   A. Cameron Richardson
                                                   CFO and Director


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